Exhibit 99.1

Gevo Reports Second Quarter 2016 Financial Results

First Railcar of Isobutanol Shipped to Musket Corporation

- Gevo to Host Conference Call Today at 4:30 p.m. EDT/2:30 MDT -

•	Reports net loss per share of ($0.44) for the second quarter
•	Reports non-GAAP adjusted net loss per share[1] of ($0.15) for the second quarter
•	Ended the second quarter with cash and cash equivalents of $22.6 million
•	Reports revenue of $8.1 million for the quarter
•	Loss from operations of $5.5 million
•	Reports non-GAAP cash EBITDA loss[2] of $3.6 million for the quarter

ENGLEWOOD, Colo. – August 9, 2016 - Gevo, Inc. (NASDAQ: GEVO) today announced financial results for the three months ended June 30, 2016. Key highlights for the quarter included:

•	Gevo produced approximately 80,000 gallons of isobutanol during the quarter.
•

Gevo entered into an agreement with Musket Corporation to supply isobutanol as a “non-ethanol” oxygenate, which has been identified as an unmet need in the market, for blending with gasoline.  Musket is a major, national fuel distributor under the umbrella of the Love’s Family of Companies, one of the largest fuel retailers in the U.S.  Initial target markets are expected to include the marine and off-road markets in Arizona, Nevada, and Utah. Musket has taken delivery of its first railcar of isobutanol and is moving it through their distribution system.

[1]

Adjusted net loss per share is calculated by adding back non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of our financial instruments, such as warrants, convertible debt and embedded derivatives; a reconciliation of adjusted net loss per share to net loss per share is provided in the financial statement tables following this release.

[2]

Cash EBITDA loss is calculated by adding back depreciation and non-cash stock compensation to GAAP Loss From Operations; a reconciliation of cash EBITDA loss to GAAP loss from operations is provided in the financial statement tables following this release.

•

The first two commercial flights using Gevo’s renewable alcohol to jet fuel (ATJ) took place on June 7, 2016. The flights originated in Seattle and flew to San Francisco International Airport and Ronald Reagan Washington National Airport, respectively. The two Alaska Airlines flights utilized a 20 percent ATJ fuel blend.

•

Gevo entered into an agreement with Clariant Corp., one of the world’s leading specialty chemical companies, to develop catalysts to enable Gevo’s Ethanol-To-Olefins (ETO) technology. Gevo’s ETO technology, which uses ethanol as a feedstock, produces tailored mixes of propylene, isobutylene and hydrogen, which are valuable as standalone molecules, or as feedstocks to produce downstream derivative products such as diesel fuel, chemical intermediates, and polymers that would be drop-in replacements for their fossil-based equivalents. Clariant is committed to the development and scale-up of the catalyst.

•

On June 15, 2016, Gevo closed a best efforts public offering of 21,080,456 shares of common stock at a public offering price of $0.45 per share.  The gross proceeds to Gevo from this offering were approximately $9.5 million.

•	During the quarter, Gevo received proceeds of approximately $10.8 million through the exercise of warrants. Approximately 36.3 million shares were issued as result of these exercises.
•

On April 1, 2016, Gevo completed the sale of 3,721,429 Series C units and 6,571,429 Series D units pursuant to an underwritten public offering.  Gevo received gross proceeds of approximately $3.5 million, not including future proceeds from the exercise of any of the warrants associated with the units.

Outlook for 2016

As previously disclosed, Gevo restarted production of isobutanol at its production facility in Luverne, Minnesota in March 2016.  All operations, including the distillation system, are now up and running.  During 2016, Gevo has produced approximately 168,000 gallons of isobutanol and one fermentation batch surpassed 20,000 gallons of isobutanol, slightly exceeding the high end of the range of our previously announced goal of 18,000-20,000 gallons per batch.  The fermentation process is working well.

It has, however, taken Gevo longer than expected to complete installation of some additional distillation system equipment that was needed after initial operation of the distillation system began in March 2016.   As a result, the onset of the production rate ramp-up was delayed and therefore the total annual 2016 production volume is projected to be lower than previously projected.

For the reasons discussed above, Gevo is changing its previously issued guidance in terms of production gallons in 2016 to the following:

•	Gevo now expects isobutanol production at its production facility in Luverne to be in a range of 500,000 to 650,000 gallons in 2016.

At this time, based upon the results at Luverne, Gevo re-affirms that it is on track to meet the other components of its previously issued 2016 guidance as follows.  Gevo expects to:

•

Decrease the variable cost of producing isobutanol at its Luverne production facility to a range of $3.00-$3.50/gallon (assumes corn price of $3.65 per bushel and nets the value of the isobutanol distiller's grains (the "iDGs™"), enabling isobutanol to be produced at a positive contribution margin, based on an expected average selling price for isobutanol of between $3.50-$4.50/gallon.

•	Increase sales of isobutanol into core markets such as the renewable ATJ fuel, marina, off-road, isooctane and solvents markets.
•

Achieve an average quarterly corporate-wide EBITDA burn rate (excluding stock-based compensation) of $3.5-$4.5 million.  Corporate-wide EBITDA burn rate is calculated by adding back depreciation and non-cash stock compensation to GAAP Loss From Operations.

Through the balance of 2016 and into 2017, Gevo will be focused on optimization work to improve the Luverne production facility at its current scale, but more importantly with a view towards significantly expanding the Luverne production facility.  Gevo plans to optimize the overall production processes with the intent of improving robustness and consistency of production, increasing production volumes, and potentially producing specific grades of isobutanol tailored for specific applications.  This optimization work could result in Gevo needing to add more equipment (tanks, controls, pumps, distillation columns, etc.), systems or processes in the future at the Luverne production facility.

Despite the production ramp-up delays described above, Gevo expects that by the end of 2016 to have the capability to be at a production run rate equivalent to 1.5 million gallons per year at its Luverne production facility.  Although Gevo expects to have this production capability, Gevo currently expects to run at a rate less than 1.5 million gallons per year during 2017 as it scales up and tests new process improvements to further reduce costs and optimize production in general at the Luverne production facility with a view towards significantly expanding production capacity in the future.

“The first half of 2016 has been a significant inflection point for Gevo. We have achieved a number of key milestones year-to date, including restarting isobutanol production at Luverne, demonstrating successful commercial airline flights using our fuel, signing a key distribution agreement with Musket targeting the specialty fuel markets, and strengthening our balance sheet to include $22.6 million in cash as of the end of the second quarter,” said Dr. Patrick Gruber, Gevo’s Chief Executive Officer.

“I am pleased that all operations, including the distillation system, at our plant in Luverne are up and running and that the fermentations are going well.  In fact, we are seeing up to 20,000 gallons of isobutanol per batch, and we remain on track to achieve our cost targets.  While the technologies are working, we still need to continue the plant optimization learning curve, turning our attention to shortening batch cycle times and, given the importance of jet and isooctane, tailoring specific grades for those applications, particularly as it relates to the design of a large scale hydrocarbon plant.” said Dr. Patrick Gruber, Gevo’s Chief Executive Officer.

“On the market and sales front we have made good progress.  Conducting commercial airline flights using our ATJ was a tremendous milestone.  While all the testing had previously been completed during the six years of work with ASTM International, flying actual flights with our jet fuel demonstrates to people that this really can be done commercially.  We are grateful to Alaska Airlines for being a good partner and we continue to have positive conversations with several potential customers in the aviation industry.  We also made further progress in the development of the gasoline blendstock markets.  We are extremely pleased to have a national player such as Musket as a partner, and it is good to see they are already distributing isobutanol-blended fuel into their customer network,” added Dr. Gruber.

Financial Highlights

Revenues for the second quarter of 2016 were $8.1 million compared with $8.9 million in the same period in 2015. During the second quarter of 2016, revenues derived at the Luverne plant were $7.2 million, a decrease of approximately $0.8 million from the same period in 2015. This was primarily a result of lower ethanol production, ethanol prices and distiller grain prices in the 2nd quarter of 2016 versus the same period in 2015.

During the second quarter of 2016, hydrocarbon revenues were $0.7 million, flat as compared to the same period in 2015. Gevo’s hydrocarbon revenues were comprised of sales of jet fuel, isooctane and isooctene.

Gevo generated grant revenue of $0.2 million during the second quarter of 2016, also flat as compared to the same period in 2015. Gevo’s grant revenue is primarily generated through the work it is doing with the Northwest Advanced Renewables Alliance to produce isobutanol from cellulosic feedstocks, such as wood waste, which can then be converted into Gevo’s ATJ.

Cost of goods sold was flat during the three months ended June 30, 2016, compared with the same quarter in 2015. Cost of goods sold included approximately $8.5 million associated with the production of ethanol, isobutanol and related products and approximately $1.5 million in depreciation expense.

Gross loss was $1.9 million for the three months ended June 30, 2016.

Research and development expense decreased by approximately $0.3 million during the three months ended June 30, 2016, compared with the same quarter in 2015, due primarily to a reduction in employee related expenses.

Selling, general and administrative expense decreased by $1.6 million during the three months ended June 30, 2016, compared with the same quarter in 2015, due primarily to a decrease of $1.3 million in litigation legal expenses.

Loss from operations in the second quarter of 2016 was $5.5 million, compared with $6.5 million in the same quarter in 2015.

Non-GAAP cash EBITDA loss in the second quarter of 2016 was $3.7 million, compared with $4.6 million in the same quarter in 2015.

Interest expense in the second quarter of 2016 was $2.2 million, which was an increase of $0.2 million over the same quarter last year.

During the three months ended June 30, 2016, the estimated fair value of the derivative warrant liability decreased by $10.6 million, resulting in a non-cash loss from change in fair value of derivative warrant liability, primarily associated with the increase in the price of Gevo’s common stock in the quarter.

During the three months ended June 30, 2016, Gevo also incurred a $0.9 million non-cash loss on the extinguishment of warrant liabilities, associated with adjustments to the exercise prices on certain of Gevo’s Series D and Series H warrants.

Gevo also incurred a non-cash loss of $0.9 million during the quarter due to the quarterly mark-to-market valuation of the 2017 Notes.

During the three months ended June 30, 2016, there was no change in the value of the embedded derivatives in the convertible notes issued in 2012 (the 2022 Notes), as the derivatives have had no meaningful value since the third quarter of 2014.  No holders of the 2022 Notes converted or exchanged any notes during the quarter.

During the three months ended June 30, 2016, we reported a $1.5 million loss associated with the April equity issuance primarily as a result of the estimated fair value of the common stock and warrants issued being greater than the consideration received in exchange.

The net loss for the second quarter of 2016 was $21.5 million, compared with $14.4 million during the same period in 2015.

The non-GAAP adjusted net loss for the second quarter of 2016 was $7.5 million, compared with $8.6 million during the same period in 2015.

The cash position at June 30, 2016 was $22.6 million.

Webcast and Conference Call Information

Hosting today’s conference call at 4:30 p.m. EDT (2:30 p.m. MDT) will be Dr. Patrick Gruber, Chief Executive Officer, Mike Willis, Chief Financial Officer, and Geoff Williams, General Counsel. They will review Gevo’s financial results and provide an update on recent corporate highlights.

To participate in the conference call, please dial 1(847) 585-4405 (inside the U.S.) or 1(888) 771-4371 (outside the U.S.) and reference the access code 43066415. A replay of the call and webcast will be available two hours after the conference call ends on August 9, 2016. To access the replay, please dial 1(630) 652-3042 (inside the US) or 1(888) 843-7419 (outside the US) and reference the access code 43066415#. The archived webcast will be available in the Investor Relations section of Gevo's website at www.gevo.com.

About Gevo

Gevo is a leading renewable technology, chemical products, and next generation biofuels company. Gevo has developed proprietary technology that uses a combination of synthetic biology, metabolic engineering, chemistry and chemical engineering to focus primarily on the production of isobutanol, as well as related products from renewable feedstocks. Gevo’s strategy is to commercialize biobased alternatives to petroleum-based products to allow for the optimization of fermentation facilities’ assets, with the ultimate goal of maximizing cash flows from the operation of those assets. Gevo produces isobutanol, ethanol and high-value animal feed at its fermentation plant in Luverne, Minnesota. Gevo has also developed technology to produce hydrocarbon products from renewable alcohols. Gevo currently operates a biorefinery in Silsbee, Texas, in collaboration with South Hampton Resources Inc., to produce renewable jet fuel, octane, and ingredients for plastics like polyester. Gevo has a marquee list of partners including The Coca-Cola Company, Toray Industries Inc. and Total SA, among others. Gevo is committed to a sustainable bio-based economy that meets society’s needs for plentiful food and clean air and water.

Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, statements related to the ability of Gevo to produce isobutanol at Gevo’s Luverne, Minnesota production facility, Gevo’s ability to achieve its production and cost guidance, Gevo’s ability to secure new customer relationships across core markets, and other statements that are not purely statements of historical fact.  These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2015, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

Non-GAAP Financial Information

This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), non-GAAP cash EBITDA and adjusted net loss per share. On a non-GAAP basis, non-GAAP cash EBITDA excludes non-cash items such as depreciation and stock-based compensation. On a non-GAAP basis, non-GAAP adjusted net loss per share excludes non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of our financial instruments, such as warrants, convertible debt and embedded derivatives. Management believes these measures are useful to supplements to its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management's internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

Reverse Stock Split

On April 15, 2015, our Board of Directors approved a reverse split of our common stock, par value $0.01, at a ratio of one-for-fifteen.  This reverse stock split became effective on April 20, 2015 and, unless otherwise indicated, all share amounts, per share data, share prices, exercise prices and conversion rates set forth in this press release and the accompanying consolidated financial statements have, where applicable, been adjusted to reflect this reverse stock split.

Gevo, Inc.

Condensed Consolidated Statements of Operations Information

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue and cost of goods sold
Ethanol sales and related products, net	$7,168	$7,955	$12,925	$13,053
Hydrocarbon revenue	713	740	1,011	1,257
Grant and other revenue	232	229	497	513
Total revenues	8,113	8,924	14,433	14,823

Cost of goods sold	9,989	9,898	19,212	19,132

Gross loss	(1,876)	(974)	(4,779)	(4,309)

Operating expenses
Research and development expense	1,469	1,765	2,513	3,487
Selling, general and administrative expense	2,147	3,792	4,066	8,271
Total operating expenses	3,616	5,557	6,579	11,758

Loss from operations	(5,492)	(6,531)	(11,358)	(16,067)

Other (expense) income
Interest expense	(2,246)	(2,029)	(4,396)	(4,064)
Gain on conversion of debt	-	-	-	285
(Loss)/Gain on extinguishment of warrant liability	(923)	1,775	(923)	1,775
(Loss)/Gain from change in fair value of the 2017 Notes	(940)	(340)	(1,775)	3,425
(Loss)/Gain from change in fair value of derivative warrant liability	(10,573)	(7,247)	(5,325)	(7,080)
Loss on issuance of equity	(1,519)	-	(1,519)	-
Other income	206	2	206	13
Total other expense, net	(15,995)	(7,839)	(13,732)	(5,646)

Net loss	$(21,487)	$(14,370)	$(25,090)	$(21,713)

Net loss per share - basic and diluted	$(0.44)	$(1.10)	$(0.70)	$(2.03)
Weighted-average number of common shares outstanding - basic and diluted	49,085,638	13,009,434	36,050,983	10,673,891

Gevo, Inc.

Condensed Consolidated Balance Sheet Information

(Unaudited, in thousands)

	June 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$22,617	$17,031
Accounts receivable	1,674	1,391
Inventories	2,885	3,487
Prepaid expenses and other current assets	884	731
Total current assets	28,060	22,640

Property, plant and equipment, net	77,773	76,777
Deposits and other assets	3,414	3,414
Total assets	$109,247	$102,831

Liabilities
Current liabilities:
Accounts payable, accrued liabilities and other current liabilities	$4,703	$7,476
Derivative warrant liability	6,150	10,493
Current portion of secured debt, net	324	330
Current portion 2017 Notes recorded at fair value	23,340	-
Total current liabilities	34,517	18,299
Long-term portion of secured debt, net	-	153
Long term portion 2017 Notes recorded at fair value	-	21,565
2022 Notes, net	16,545	14,341
Other long-term liabilities	-	147
Total liabilities	51,062	54,505

Total stockholders’ equity	58,185	48,326
Total liabilities and stockholders' equity	$109,247	$102,831

Gevo, Inc.

Condensed Consolidated Cash Flow Information

(Unaudited, in thousands)

	Six Months Ended June 30,
	2016	2015
Operating Activities
Net loss	$(25,090)	$(21,713)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss/(Gain) from change in fair value of derivative warrant liability	5,325	7,080
Loss/(Gain) from change in fair value of the 2017 Notes	1,775	(3,425)
Loss/(Gain) on conversion of debt	-	(285)
Gain on extinguishment of warrant liability	923	(1,775)
Loss on equity issuance	1,519	-
Stock-based compensation	542	698
Depreciation and amortization	3,282	3,281
Non-cash interest expense	2,130	1,767
Other non-cash expenses	-	-
Changes in operating assets and liabilities:
Accounts receivable	(283)	42
Inventories	602	1,389
Prepaid expenses and other current assets	(153)	160
Accounts payable, accrued expenses, and long-term liabilities	(1,937)	(2,104)
Net cash used in operating activities	(11,365)	(14,885)

Investing Activities
Acquisitions of property, plant and equipment	(4,847)	(175)
Proceeds from sales tax refund for property, plant and equipment	-	144
Net cash used in investing activities	(4,847)	(31)

Financing Activities
Payments on secured debt	(84)	(131)
Debt and equity offering costs	(1,997)	(2,785)
Proceeds from issuance of common stock and common stock units	13,023	23,850
Proceeds from the exercise of warrants	10,856	10,151
Net cash provided by financing activities	21,798	31,085

Net increase (decrease) in cash and cash equivalents	5,586	16,169

Cash and cash equivalents
Beginning of period	17,031	6,359
End of period	$22,617	$22,528

Gevo, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
Non-GAAP Cash EBITDA:	2016	2015	2016	2015
Gevo Development, LLC / Agri-Energy, LLC
Loss from operations	$(2,936)	$(2,091)	$(6,494)	$(6,403)
Depreciation and amortization	1,497	1,417	2,949	2,868
Non-cash stock-based compensation	3	-	8	(2)
Non-GAAP cash EBITDA	$(1,436)	$(674)	$(3,537)	$(3,537)

Gevo, Inc.
Loss from operations	$(2,556)	$(4,440)	$(4,864)	$(9,664)
Depreciation and amortization	164	202	332	413
Non-cash stock-based compensation	181	296	534	700
Non-GAAP cash EBITDA	$(2,211)	$(3,942)	$(3,998)	$(8,551)

Gevo Consolidated
Loss from operations	$(5,492)	$(6,531)	$(11,358)	$(16,067)
Depreciation and amortization	1,661	1,619	3,281	3,281
Non-cash stock-based compensation	184	296	542	698
Non-GAAP cash EBITDA	$(3,647)	$(4,616)	$(7,535)	$(12,088)

Non-GAAP Adjusted Net Loss:
Gevo Consolidated
Net Loss	(21,487)	(14,370)	(25,090)	(21,713)
Gain on conversion of debt	-	-	-	285
(Loss)/Gain on extinguishment of warrant liability	(923)	1,775	(923)	1,775
(Loss)/Gain from change in fair value of the 2017 Notes	(940)	(340)	(1,775)	3,425
(Loss)/Gain from change in fair value of derivative warrant liability	(10,573)	(7,247)	(5,325)	(7,080)
Loss on issuance of equity	(1,519)	-	(1,519)	-
Non-GAAP Net Loss	$(7,532)	$(8,558)	$(15,548)	$(20,118)
Weighted-average number of common shares outstanding - basic and diluted	49,085,638	13,009,434	36,050,983	10,673,891
Non-GAAP Adjusted Net loss per share - basic and diluted	$(0.15)	$(0.66)	$(0.43)	$(1.88)

###

Media Contact David Rodewald The David James Agency, LLC +1 805-494-9508 gevo@davidjamesagency.com Investor Contact
Shawn M. Severson
EnergyTech Investor, LLC
+1 415-233-7094
shawn@energytechinvestor.com @ShawnEnergyTech www.energytechinvestor.com